EXHIBIT 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN
PRESIDENT
OR
JOHN P. NELSON
VICE PRESIDENT & CFO
(515) 232-6251

OCTOBER 15, 2010

AMES NATIONAL CORPORATION
ANNOUNCES
2010 THIRD QUARTER EARNINGS RESULTS

Third Quarter 2010 Results:

For the quarter ended September 30, 2010, net income for Ames National Corporation (the Company) totaled $3,551,000, or $0.38 per share, compared to $2,574,000, or $0.27 per share, for the same period in 2009.  Net income increased primarily due to lower other real estate owned costs, provision for loan losses and deposit interest expense which declined $1,005,000, $561,000 and $513,000, respectively, offset in part by lower security gains of $581,000.  The decline in other real estate owned costs was due to impairment charges in 2009, with no impairment charges in 2010.

For the quarter ended September 30, 2010, net interest income increased $411,000, or 5.8%, compared to the same period in 2009.  This increase is primarily due to lower interest expense on deposit balances as interest rates have fallen more quickly on deposits and other borrowing liabilities than on the Company’s earning assets.  The Company’s net interest margin was 3.82% for the quarter ended September 30, 2010 compared to 3.75% for the quarter ended September 30, 2009.

The provision for loan losses was $74,000 for the third quarter of 2010 compared to $635,000 for the same period in 2009.  Net charge-offs for the quarter ended September 30, 2010 were $353,000 compared to $23,000 for the same period in 2009.

Non-interest income for the third quarter of 2010 totaled $1,843,000 as compared to $2,370,000 for the same period in 2009.   The lower non-interest income related to decreased securities gains, offset in part by an increase in trust department income.

Non-interest expense for the third quarter of 2010 totaled $4,505,000 compared to $5,518,000 recorded in the same period in 2009.  The lower non-interest expense can be mainly attributed to lower other real estate costs.  The efficiency ratio for the third quarter of 2010 was 48.14%, compared to 58.25% for the same period in 2009.

Nine Months 2010 Results:

For the nine months ended September 30, 2010, net income for the Company totaled $9,947,000, or $1.05 per share, compared to $7,424,000, or $0.79 per share, for the same period in 2009.  Net income increased primarily due to lower other real estate owned costs, interest expense, provision for loan losses and FDIC insurance assessments, offset in part by a decrease in interest income.  For the nine months ended September 30, 2010, other real estate owned costs, interest expense, provision for loan losses and FDIC insurance assessments declined $2,040,000, $2,050,000, $623,000 and $523,000, respectively.  The decline in other real estate owned costs was due to impairment charges in 2009, with no significant impairment charges in 2010.  The reduction in the FDIC insurance assessment was due primarily to lower FDIC assessment rates in 2010 and a one-time assessment in 2009.

For the nine months ended September 30, 2010, net interest income increased $781,000, or 3.6%, compared to the same period in 2009.  This increase is primarily due to lower interest expense on deposit balances as interest rates have fallen more quickly on deposits and other borrowing liabilities than on the Company’s earning assets.  The Company’s net interest margin was 3.78% for the nine months ended September 30, 2010 compared to 3.80% for the same period in 2009.

The provision for loan losses was $568,000 for the nine months ended September 30, 2010 compared to $1,191,000 for the same period in 2009.  Net charge-offs for the nine months ended September 30, 2010 were $649,000 compared to $670,000 for the same period in 2009.

Non-interest income for the nine months ended September 30, 2010 totaled $5,412,000 as compared to $5,105,000 for the same period in 2009.  The increase in non-interest income related to higher trust department income and security gains, offset in part by a decrease in gain on sale of loans held for sale.

Non-interest expense for the nine months ended September 30, 2010 totaled $13,673,000 compared to $15,882,000 recorded in the same period in 2009.  The lower non-interest expense can be mainly attributed to lower other real estate costs and FDIC insurance assessments.  The efficiency ratio for the nine months ended September 30, 2010 was 49.41%, compared to 59.75% for the same period in 2009.

Balance Sheet Review:

As of September 30, 2010, total assets were $916,708,000, a $35,504,000 increase compared to September 30, 2009.  Securities available for sale grew significantly funded primarily by a growth in deposits and a reduction in loan volume and interest bearing deposits in financial institutions.

Securities available-for-sale as of September 30, 2010 increased to $437,266,000, compared to $372,917,000 as of September 30, 2009, mainly as a result of increases in U.S. government mortgage backed securities and state and political subdivisions bonds.

Net loans as of September 30, 2010 decreased to $399,820,000 compared to $416,149,000 as of September 30, 2009, or 3.9%, primarily as a result of a continued weakness in loan demand.  The allowance for loan losses on September 30, 2010, totaled $7,571,000, or 1.86% of gross loans, compared to $7,652,000 or 1.81% of gross loans as of December 31, 2009 and $7,300,000 or 1.72% of gross loans as of September 30, 2009.  Impaired loans as of September 30, 2010, were $6,214,000, or 1.5% of gross loans, compared to $9,188,000, or 2.2% of gross loans as of December 31, 2009 and $9,967,000, or 2.4% of gross loans as of September 30, 2009.

Other real estate owned was $10,451,000 as of September 30, 2010 compared to $12,802,000 as of September 30, 2009.  The net change in other real estate is primarily due to impairment write offs and sales of other real estate owned, offset in part by transfers from loan receivables.  Due to potential changes in the real estate markets, it is at least reasonably possible that management’s assessments of fair value will change in the near term and that such changes could materially affect the amounts reported in the Company’s financial statements.

Deposits totaled $704,937,000 on September 30, 2010, a 3.9% increase from the $678,591,000 recorded at September 30, 2009.  The increase in deposits was due to a general increase of public funds, commercial and retail deposits.  Also the mix of deposits has changed, as depositors have moved deposits to demand, NOW, savings and money market accounts from time deposit accounts.

The Company’s stockholders’ equity represented 13.4 % of total assets as of September 30, 2010 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations.  Total stockholder’s equity totaled $123,191,000 as of September 30, 2010, $112,340,000 as of December 31, 2009 and $112,924,000 as of September 30, 2009.

Shareholder Information:

Return on average assets was 1.54% for the quarter ended September 30, 2010, compared to 1.17% for the same period in 2009.  Return on average equity was 11.72% for the quarter ended September 30, 2010, compared to the 9.38% for the same period in 2009.   Return on average assets was 1.44% for the nine months ended September 30, 2010, compared to 1.14% for the same period in 2009.  Return on average equity was 11.31% for the nine months ended September 30, 2010, compared to the 9.26% for the same period in 2009.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $19.94 on September 30, 2010.   During the third quarter of 2010, the price ranged from $16.61 to $20.25.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Randall-Story State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(unaudited)
September 30, 2010 and 2009

ASSETS	2010	2009

Cash and due from banks	$14,319,612	$17,318,877
Interest bearing deposits in financial institutions	28,194,512	32,066,038
Securities available-for-sale	437,265,590	372,917,003
Loans receivable, net	399,819,954	416,149,000
Loans held for sale	2,501,159	1,262,070
Bank premises and equipment, net	11,665,434	12,013,279
Accrued income receivable	7,121,758	6,958,321
Deferred income taxes	1,090,543	2,429,874
Other real estate owned	10,451,219	12,802,478
Other assets	4,278,585	7,287,201

Total assets	$916,708,366	$881,204,141

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$95,397,470	$84,766,682
NOW accounts	187,557,316	175,036,231
Savings and money market	188,286,088	177,281,664
Time, $100,000 and over	89,197,772	87,446,696
Other time	144,498,041	154,059,331
Total deposits	704,936,687	678,590,604

Federal funds purchased and securities sold under agreements to repurchase	47,246,451	45,268,119
Short-term borrowings	163,311	42,471
FHLB advances and other long-term borrowings	36,500,000	39,500,000
Dividend payable	1,037,621	943,292
Accrued expenses and other liabilities	3,633,313	3,935,192
Total liabilities	793,517,383	768,279,678

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; 9,432,915 issued and outstanding	18,865,830	18,865,830
Additional paid-in capital	22,651,222	22,651,222
Retained earnings	74,537,756	67,064,818
Accumulated other comprehensive income-net unrealized income on securities available-for-sale	7,136,175	4,342,593
Total stockholders' equity	123,190,983	112,924,463

Total liabilities and stockholders' equity	$916,708,366	$881,204,141

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Interest and dividend income:
Loans	$6,094,728	$6,096,002	$18,217,937	$19,096,804
Securities
Taxable	1,737,458	2,007,724	5,335,686	6,146,849
Tax-exempt	1,480,513	1,281,768	4,275,663	3,880,031
Interest bearing deposits and federal funds sold	108,764	137,422	368,075	342,972

Total interest and dividend income	9,421,463	9,522,916	28,197,361	29,466,656

Interest expense:
Deposits	1,452,764	1,965,914	4,678,728	6,590,594
Other borrowed funds	454,747	453,667	1,260,209	1,398,549

Total interest expense	1,907,511	2,419,581	5,938,937	7,989,143

Net interest income	7,513,952	7,103,335	22,258,424	21,477,513

Provision for loan losses	74,197	635,171	568,411	1,191,495

Net interest income after provision for loan losses	7,439,755	6,468,164	21,690,013	20,286,018

Non-interest income:
Trust department income	522,892	411,166	1,518,906	1,184,600
Service fees	410,107	486,370	1,245,295	1,357,202
Securities gains, net	297,046	877,925	968,859	782,338
Gain on sale of loans held for sale	255,899	245,540	580,888	765,222
Merchant and ATM fees	193,059	179,765	553,583	478,934
Other	163,935	169,662	544,715	536,728

Total non-interest income	1,842,938	2,370,428	5,412,246	5,105,024

Non-interest expense:
Salaries and employee benefits	2,691,013	2,695,613	7,995,597	7,745,478
Data processing	483,436	391,185	1,429,081	1,411,498
Occupancy expenses	350,284	387,433	1,116,393	1,082,477
FDIC insurance assessments	268,867	345,877	860,333	1,382,879
Other real estate owned	34,602	1,039,368	153,909	2,194,005
Other operating expenses	676,601	658,928	2,118,078	2,065,631

Total non-interest expense	4,504,803	5,518,404	13,673,391	15,881,968

Income before income taxes	4,777,890	3,320,188	13,428,868	9,509,074

Income tax expense	1,226,579	746,621	3,481,951	2,085,462

Net income	$3,551,311	$2,573,567	$9,946,917	$7,423,612

Basic and diluted earnings per share	$0.38	$0.27	$1.05	$0.79

Declared dividends per share	$0.11	$0.10	$0.33	$0.30